Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                              File No. 333-55846

                         PRICING SUPPLEMENT NO. 15 DATED
                           JUNE 13, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001, as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:     $100,000,000

Original Issue Date             June 18, 2002
(Settlement Date):

Stated Maturity Date:           June 20, 2005

Interest Rate:                  4.29%

Interest Payment Dates:         March 15 and September 15
                                commencing September 15, 2002

Type of Notes Issued:           [X]  Senior Notes        [X]  Fixed Rate Notes
                                [ ]  Subordinated Notes  [ ] Floating Rate Notes

Optional Redemption:            [ ]  Yes
                                [X]  No

Form of Notes Issued:           [X]  Book-Entry Notes
                                [ ]  Certificated Notes

CUSIP Number:                   09700WDX8


                               PURCHASE AS AGENTS

        This Pricing Supplement relates to $100,000,000 aggregate principal amount of Notes that are being purchased, as Agents, in the amount of $60,000,000 by Merrill Lynch, Pierce, Fenner and Smith, Incorporated, $35,000,000 by Barclays Capital Inc., and $5,000,000 by Deutsche Bank Securities Inc. Net proceeds payable by the Agents to Boeing Capital Corporation (the "Company") will be 99.871% of the aggregate principal amount of the Notes, or $99,871,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, the Agents may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .129% or $129,000.



Tr_02059  PS 15